Exhibit T3B-68

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LA YERBA BUENA LLC

This Amended & Restated Limited Liability Company Agreement of La Yerba Buena LLC (the “Company”) is effective as of September 13, 2021 (the “Effective Date”), by and among the persons identified as Members on Schedule A attached hereto.

WHEREAS, the Company was formed on August 6, 2020, under the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware (as it may be amended at any time and from time to time, the “Certificate of Formation”);

WHEREAS, Columbia Care LLC and I Don’t Spend I Invest, LLC (the “Original Members”) entered into that certain Limited Liability Company Agreement of La Yerba Buena LLC, dated as of September 4, 2020 (the “Original Agreement”);

WHEREAS, Company was informed by I Don’t Spend I Invest, LLC that its interest in the Company was being transferred to ACPRR, LLC;

WHEREAS, the Members desire to amend and restate the Original Agreement in its entirety, as set out in this Agreement;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

Section 1.1 Definitions. In addition to the capitalized terms defined above and elsewhere in this Agreement, certain capitalized terms used herein shall have the meanings set forth in Schedule C hereto.

ARTICLE 2.

GENERAL PROVISIONS

Section 2.1 Organization; Continuation of the Company.

The Company has been formed by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the LLC Act. The Certificate of Formation may be amended or restated by the Manager. The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the LLC Act and agree that the rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise expressly provided herein.

Section 2.2 Company Name.

(a) The name of the Company is “La Yerba Buena LLC”. All business of the Company shall be conducted under the Company name. The Manager shall promptly execute, file and record such certificates as are required by any applicable limited liability company act, fictitious name act or similar statute.

(b) The Company shall at all times have all rights in and to the Company name. The Company may use the Company name or any portion thereof in connection with any other partnership, limited liability company or business activity entered into by the Company. Upon the dissolution of the Company pursuant to the provisions of Article 11 or otherwise, except as otherwise expressly provided herein or by applicable law, or as determined by the Manager, no further business shall be done in the Company name except for the completion of any transactions in process and the taking of such action as shall be necessary for the performance and discharge of the obligations of the Company, the winding up and liquidation of its affairs and the distribution of its assets.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The principal place of business of the Company shall be such location as determined from time to time by the Manager. The initial principal place of business of the Company is 680 5th Ave., 24th Floor, New York, NY 10019.

(b) The registered office of the Company in the State of Delaware shall initially be 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and the registered agent for service of process on the Company pursuant to the LLC Act shall initially be Corporate Service Company; provided, that the registered office of the Company and the name and the address of the resident agent for service of process may change with the approval of the Manager. In the event of any such change, the Manager shall cause to be filed an instrument recording any such changes with the office of the Secretary of State of the State of Delaware.

Section 2.4 Purposes and Powers of the Company.

(a) The purpose of the Company is to engage in the development, manufacture, offer for sale, sale and distribution of industrial hemp derived products containing cannabidiol (CBD) and other hemp-based minor cannabinoids; any and all activities necessary, advisable or incidental thereto, to the extent permitted and in accordance with Delaware law; and any other lawful business, purpose or activity for which limited liability companies may be formed under the LLC Act (collectively, the “Business”).

(b) The Company shall have the power and authority to take any and all actions necessary or convenient to, or for the furtherance of, the purposes set forth in Section 2.4(a), including, but not limited to, the power and authority:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the LLC Act in any state, territory, district or possession of the United States or in any foreign country that may be necessary, convenient or incidental to accomplish the purposes of the Company;

(ii) to negotiate, enter into, perform, amend, extend, waive, terminate or take any other action with respect to contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any employee or agent of the Company in connection with, or necessary or convenient to, the accomplishment of the purposes of the Company and any lease, contract or security agreement in respect of any assets of the Company;

(iii) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company and to hold proceeds against the payment of contingent liabilities;

(iv) to indemnify any Person in accordance with the LLC Act;

(v) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company; and

(vi) to cease its activities and cancel its Certificate of Formation in accordance with the terms of this Agreement and the LLC Act.

Section 2.5 Obligations of the Company.

(a) The Company shall provide each Major Member with such periodic accounting, financial and tax reporting information as such Major Member may reasonably require for the purpose of monitoring its investment in the Company.

(b) The Manager shall meet with the Board of Advisors at least quarterly (can be telephonically) to discuss the Business, including existing and new products. At least annually, the Manager shall work with the Board of Advisors to develop an annual business plan and budget for the Company.

Section 2.6 Fiscal Year.

The “Fiscal Year” of the Company shall be the tax year of the Company and shall initially be the calendar year, or such other Fiscal Year as may be designated by the Manager and permitted by the Internal Revenue Code.

ARTICLE 3.

TERMS AND CONDITIONS APPLICABLE TO MEMBERS

Section 3.1 Members.

Each Member shall be a “Member” within the meaning of the LLC Act. The name, mailing address, and email address of each Member shall be as listed on Schedule A. Each Member shall promptly notify the Company of any change in the information required to be set forth for such Member on Schedule A. Any Manager may update Schedule A from time to time as necessary to accurately reflect the information relating to the Members that is intended to be set forth thereon, including each Member’s Capital Contribution and Percentage Interest. Any such revision to Schedule A shall not be deemed an amendment to this Agreement. Unless otherwise indicated, any reference in this Agreement to Schedule A shall be deemed a reference to Schedule A as such may be revised pursuant to this Section 3.1 or otherwise amended from time to time.

Section 3.2 Membership Interests Generally.

Except as otherwise expressly provided herein, no Member shall (i) be entitled to receive any interest or other return on his, her or its Capital Contribution, (ii) be entitled to withdraw all or any portion of his, her or its Capital Contribution or to receive any distribution or Guaranteed Payment from the Company (other than pursuant to a separate agreement with the Company relating to compensation to be paid to such Member), (iii) have the status of a creditor with respect to distributions from the Company, (iv) have the right to demand or receive Company assets (including, for avoidance of doubt, as a Guaranteed Payment, other than pursuant to a separate agreement with the Company relating to compensation to be paid to such Member), or (v) have any priority over any other Member with respect to the return of Capital Contributions, allocations of profits and losses or distributions. No property of the Company shall be deemed to be owned by any Member individually but shall be owned by and title thereto shall be vested solely in the Company.

Section 3.3 Power of Members; Voting and Management Rights.

(a) No Member, in his, her or its capacity as such, shall have (i) the right to vote or to participate in the management, operation or control of the business affairs of the Company or to vote to have the Company dissolved and its affairs wound up, except as expressly provided herein, or (ii) any right, power or authority to transact any business in the name of the Company, to act for or on behalf of the Company or in its name, or to bind the Company.

(b) Except as otherwise expressly provided herein, no action of the Company or the Manager shall require approval by the Members. To the fullest extent permitted by the LLC Act, to the extent that the LLC Act would require a consent or approval by the Members, the consent or approval of the Manager shall be sufficient and no consent or approval by the Members shall be required.

(c) Whenever action is required or permitted by this Agreement to be taken by the Members, including any consent or approval thereof, unless otherwise expressly provided herein, such action shall be deemed valid if and only if taken by Members holding a majority of the Percentage Interests.

Section 3.4 Liability of Members.

(a) A Member who receives a distribution made in violation of the LLC Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, provided by the LLC Act.

(b) Except as provided under the LLC Act and this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Without limiting the foregoing, (i) no Member in the Member’s capacity as such shall have any liability to restore any negative balance in such Member’s Capital Account and (ii) the failure of the Company to observe any formalities or requirements relating to exercise of the Company’s powers or management of its business or affairs under this Agreement or the LLC Act shall not be grounds for imposing personal liability on any Member for liabilities of the Company.

(c) Each Member will be solely responsible for its own taxes in connection with its ownership of the Membership Interests of the Company and other related transactions.

Section 3.5 No Right to Division of Assets.

Each Member waives all rights, at law, in equity or otherwise, to require a partition or division into individually owned interests of all or any portion of the assets of the Company.

Section 3.6 Member’s Investment.

(a) Each Member understands that the Membership Interests have not been registered under the Securities Act or registered or qualified under the securities or “Blue Sky” laws of any other jurisdiction. Each Member is acquiring such Member’s Membership Interest for the Member’s own account for investment, and not for, with a view to, or in connection with the resale or distribution thereof. The nature and amount of each Member’s investment in the Membership Interests is consistent with such Member’s investment objectives, abilities, and resources. Each Member understands that the Membership Interests are an illiquid investment, which will not become freely transferable by reason of any “change of circumstances.” Each Member has adequate means of providing for the Member’s current needs and possible contingencies and has no need for liquidity in the Member’s investment.

(b) Each Member, to the extent desired by such Member, has consulted with such Member’s attorney or accountant with respect to the Member’s purchase or grant of Membership Interests. Each Member has knowledge of the Company’s business, financial condition, current activities, and prospects. Each Member and such Member’s attorney or accountant to the extent requested by such Member have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company’s business, financial condition, current activities, and prospects.

Section 3.7 Non-Competition.

Pérez covenants that, commencing on the Effective Date and for so long as Pérez, or an entity owned by Pérez, remains a Member of the Company and for a period of one (1) year thereafter, Pérez shall not, directly or indirectly, and shall cause its respective Affiliates not to, directly or indirectly, other than for or on behalf of the Company (or otherwise as agreed in writing by Columbia Care), engage in any Restricted Business separately from the Company or

(i) own, manage, operate, join, control, be employed by, or participate in the ownership, management or control of, or be connected in any manner with, or (ii) provide advice, services, intellectual property (including know how) or material financing or economic assistance to, any other Person engaged in any Restricted Business, it being agreed that passive ownership of no more than 4.9 % of the outstanding voting stock or other equity securities of a corporation or other entity shall not constitute a violation of this provision.

ARTICLE 4.

MANAGEMENT OF THE COMPANY

Section 4.1 Manager.

(a) The Company shall be managed by the Manager. The Manager shall be designated by Columbia Care. Columbia Care hereby designates Michael Abbott to be the initial Manager (the “Initial Manager”), and the Initial Manager hereby accepts such designation and agrees to be bound by the terms and conditions of this Agreement that relate to the Manager. Each current and future Manager (and only each Manager in his or her capacity as such) is hereby designated as a “Manager” of the Company within the meaning of the LLC Act.

(b) The Manager may be removed from his or her position as such by Columbia Care. The Manager shall have the right, upon prior written notice to Columbia Care, to resign from his or her position as a Manager. If there is no Manager currently in office, a successor Manager shall be designated by Columbia Care.

Section 4.2 Board of Advisors.

The Company shall be advised by a Board of Advisors (the “Board of Advisors”). The Board of Advisors shall consist of one or more individuals (each, an “Advisor”). The number of Advisors constituting the entire Board of Advisors shall be determined by the Manager from time to time. For so long as Pérez, or an entity owned by Pérez, is a Member, Pérez shall be entitled to designate one member of the Board of Advisors, who shall initially be Pérez, with the remaining Advisors to be designated by Columbia Care.

Section 4.3 Agents.

From time to time, the Manager may hire employees and appoint agents of the Company (who may be designated as officers of the Company), with such powers and duties as shall be specified and delegated by the Manager. Such employees and agents (including those designated as officers) may be removed by the Manager at any time with or without cause.

Section 4.4 Powers of the Manager.

(a) Except as otherwise expressly provided herein, the management and operation of the Company and its business and affairs shall be, and hereby is, vested solely in the Manager.

(b) Except as otherwise expressly provided herein, all decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the Business of the Company shall require, and shall be considered duly authorized by, the Manager.

(c) Except as otherwise expressly provided herein, no action of the Manager shall require approval by the Members. The Manager may choose in his or her sole discretion to consult with any or all of the Members regarding actions to be taken by the Manager, but such consultation shall not create any additional approval right of the Members.

(d) The Manager shall have the power and authority, in the name and on behalf of the Company, to execute and deliver any agreement, instrument, or document, and to take any action, which is authorized, or which relates or is related to or connected with any action of the Company which has been properly authorized pursuant to this Agreement.

Section 4.5 Certain Actions Requiring Manager Approval and Member Approval.

(a) Notwithstanding the provisions of Section 4.4, the following actions shall require both approval of the Manager and Member Approval:

(i) Any Sale of the Company;

(ii) The Company’s (A) making an assignment of the Company assets for the benefit of creditors, (B) filing a voluntary petition in bankruptcy, (C) filing a petition or answer seeking for the Company any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company in any such proceeding, or (D) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Company or of all or any substantial part of the Company’s assets;

(iii) Acquire debt, real property, etc.

(iv) Admitting new members.

(v) Conversion of the Company to another form of entity for tax purposes, including to corporate form;

(vi) Voluntary liquidation or dissolution of the Company; and

(vii) Any amendment of the Certificate of Formation.

Section 4.6 Reimbursement.

The Company shall reimburse the Manager and other authorized representatives of the Company for all out-of-pocket expenses reasonably incurred by the Manager and such authorized representatives on behalf of the Company. Such expenses may include travel, seminars, conference attendance fees, and other expenses related to transacting business on behalf of the Company. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distribution or fee to the Manager or such authorized representatives.

ARTICLE 5.

CAPITAL CONTRIBUTIONS

Each Member’s initial Capital Contribution is reflected on Schedule A. Subject to the approval of the Manager, the Company may accept additional Capital Contributions in connection with the issuance of additional Membership Interests to existing Members and/or the admission of other Persons as additional Members pursuant to Article 7. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Columbia Care or its designee may from time to time make additional cash contributions to the Company as required to fund the operations of the Company, as reasonably determined by the Manager (the “Operating Funds”), but Columbia Care shall not receive any additional Membership Interests in respect of any such Operating Funds.

ARTICLE 6.

CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

Section 6.1 Capital Accounts.

For each Member, the Company shall establish and maintain a separate Capital Account as more fully described in Schedule B.

Section 6.2 Allocations.

The Adjusted Taxable Profit and Adjusted Taxable Loss of the Company shall be allocated among the Members in accordance with Schedule B.

Section 6.3 Distributions; Guaranteed Payments.

(a) Except as otherwise expressly provided herein, the Company shall not be required to make distributions or payments of cash or of other Company assets to the Members.

(b) Payments may be made by the Company to Members for services performed for the benefit of the Company by such Members at the time of any regular payment of wages to employees of the Company, in accordance with the Company’s payroll methodology, or at such other times as may be determined by the Manager, it being understood that the payments made pursuant to this Section 6.3(b) shall not be treated as distributions, but rather as “guaranteed payments” within the meaning of Internal Revenue Code Section 707(c) (the “Guaranteed Payments”).

(c) Distributions of Distributable Cash to Members, if any, other than under Article 11, shall be at such times as determined by the Manager, and in such aggregate amounts as may be determined by the Manager, and shall be made to the Members as follows:

(i) first, to Columbia Care or its designee(s), an amount equal to the Operating Funds plus an annual preferred return of 10%, compounding annually (the amount of the Operating Funds and additional return so accrued, the “Preferred Return”), until Columbia Care and its designee(s) have received, in the aggregate, an amount equal to the Preferred Return; and

(ii) second, the balance to the Members in proportion to their respective Percentage Interests.

(d) Notwithstanding the foregoing, the Company shall make, with respect to each Fiscal Year of the Company, minimum distributions of Distributable Cash to each Member in an amount equal to the greatest Tax Liability of the Members for such Fiscal Year (such distributions pursuant to this Section 6.3(d), “Tax Distributions”); provided, however, that no such distributions shall be made if distributions that have been made or are to be made with respect to such Fiscal Year (as determined by the Manager) to such Members pursuant to Section 6.3(c) or Section 11.2 are sufficient to discharge such Members’ Tax Liability. Any distributions made to a Member with respect to such Member’s Tax Liability pursuant to this Section 6.3(d) shall be deemed an advance against and shall serve to reduce subsequent distributions made to such Member pursuant to Section 6.3(c) and pursuant to Section 11.2.

Section 6.4 Withholding; Tax Documentation.

Notwithstanding anything to the contrary in this Agreement, the Company may withhold from any distribution or other payment, as applicable, to any Member (including any former Member) the amount (the “Member Tax Amount”) of (i) any taxes required to be, or that should have been, withheld with respect to such distribution or other payment or any other distribution, payment, or allocation to such Member, (ii) any tax liability of the Company otherwise attributable to such Member, whether or not already paid by the Company, and (iii) any interest, additions to tax and penalties in respect of taxes described in the foregoing clauses (i) or (ii). All Member Tax Amounts will be determined by the Manager. For avoidance of doubt, Member Tax Amounts will include any “imputed underpayment” within the meaning of Section 6225(c) of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law) that the Manager determines to be appropriate to treat as a tax liability attributable to Members (including former Members). All Member Tax Amounts withheld from any distribution or other payment to a Member shall be treated as amounts distributed or paid by the Company to such Member. If no distribution or other payment is then being made to such Member in an amount sufficient to cover the Member Tax Amounts attributable to such Member, then the shortfall that the Company is obligated to pay to a taxing authority shall be deemed to be an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or other payments by the Company to such Member or within fourteen (14) days after receiving a written request for payment from the Company; provided, that, in any event such amount shall be repaid to the Company no later than the date of the final distribution in liquidation of the Company. The amount of any taxes (including interest, additions to tax and penalties in respect of such taxes) that are paid by, or withheld from distributions by, entities that are partnerships or other flow-through entities for tax purposes through or in which the Company, directly or indirectly, holds an investment shall be treated as Member Tax Amounts that are subject to this Section 6.4 on the date such taxes are paid or withheld, to the extent determined by the Manager. Each Member and former Member agrees to timely complete and deliver to the Manager any form or document, and to timely provide such other information, reasonably requested by the Company for tax purposes, including Delaware Form PTE-EX (as applicable).

ARTICLE 7.

ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS; ADMISSION OF

ADDITIONAL MEMBERS

Section 7.1 Additional Issuances; Additional Members.

(a) Upon approval of the Manager and Members, a Member may purchase or be granted additional Membership Interests in the Company or a Person who is not already a Member of the Company may be admitted as a Member of the Company. For the avoidance of doubt, Columbia Care shall not receive any additional Membership Interests in respect of the Operating Funds.

(b) The Percentage Interest, Capital Contribution (if any) and other terms with respect to any additional Membership Interests or any additional Member shall be determined by the Manager, subject to Section 7.1(a). Upon any issuance of Percentage Interests to a new or existing Member, the Percentage Interests of the existing Members (including the existing Member, if any, receiving an additional Percentage Interest) shall be reduced proportionately. At all times, the total amount of Percentage Interests held by the Members shall be 100%. So long as any required approval and consent has been obtained in each case, each such Person who is not already a Member of the Company shall be admitted as an additional Member of the Company by executing a counterpart of this Agreement or a separate signature page hereof. This Agreement shall thereupon be deemed amended by the admission of such additional Member and the Manager shall take such other actions as they shall deem necessary to confirm or legalize any issuance of additional Membership Interests or the admission of any additional Member. The admission of any Person as an additional Member shall not be cause for dissolution of the Company.

(c) The Manager shall have the right to amend this Agreement without the approval of any Member upon publication of final Treasury Regulations in the Federal Register (or other official pronouncement) to (i) direct and authorize the election of a “safe harbor” under Proposed Treasury Regulation Section 1.83-3(l) (or any similar successor provision) under which the fair market value of a membership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (ii) to provide for an agreement by the Company and all of its Members to comply with all the requirements set forth in such Treasury Regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all interests transferred in connection with the performance of services while the election remains effective, and (iii) to provide for any other related amendments; provided, in any case, that (x) such amendment shall not change the relative economic interest of the Members, reduce any Member’s share of distributions, or increase any Member’s liability hereunder and (y) the Company shall provide a copy of such amendment to the Members at least ten (10) days prior to the effective date of any such amendment.

ARTICLE 8.

TRANSFER OF MEMBERSHIP INTERESTS; LEGAL REPRESENTATIVES

Section 8.1 Prohibited Transfers.

(a) Except as otherwise specifically provided herein, no Member shall, directly or indirectly, sell, exchange, transfer (by gift or otherwise), assign, distribute, pledge, create a security interest, lien or trust with respect to, or otherwise dispose of or encumber any Membership Interest owned by such Member or any interest in or option on or based on the value of the Membership Interest (any of the foregoing being referred to as a “Transfer”) without first complying with the terms of this Article 8. Any purported Transfer of Membership Interest in violation of the provisions of this Article 8 shall be void and of no force and effect whatsoever, and the Company shall not record any such event on its books or treat any such transferee as the owner of such Membership Interest for any purpose. Any Transfer permitted by this Agreement shall be termed a “Permitted Transfer” and the transferee of any Permitted Transfer shall be termed a “Permitted Transferee.”

(b) Notwithstanding anything herein to the contrary, the following Transfers shall be limited only by Section 8.2: (i) with respect to any Member that is not a natural person, a Transfer to another Person that is a general or limited partner, retired partner, member, retired member, stockholder or Affiliate of such Member; (ii) with respect to any Member that is a natural person, a Transfer to a family member or a trust for the benefit of such Member or such Member’s family members for bona fide estate planning purposes for no consideration; (iii) a Transfer by a Member exercising such Member’s rights under Section 8.4 and (iv) a transfer to the Company pursuant to Section 9.3 or to a Major Member pursuant to Section 9.4.

Section 8.2 Effective Date and Requirements of Transfer.

(a) Any valid Transfer of a Member’s Membership Interest, or part thereof, pursuant to the provisions of this Agreement, shall be effective as of the close of business on the day in which such Transfer occurs (including fulfillment of all conditions and requirements with respect thereto). The Company shall, from the effective date of such Transfer, thereafter make all further distributions, on account of the Membership Interest (or part thereof) so assigned to the Permitted Transferee of such interest, or part thereof.

(b) Every Transfer permitted hereunder shall be subject to the following requirements (in addition to any other requirements contained in this Agreement):

(i) If not already a Member, the transferee shall execute a counterpart to this Agreement thereby agreeing to be bound by all the terms and conditions of this Agreement;

(ii) The transferee shall establish that the proposed Transfer will not cause or result in any violation of law, including without limitation, federal or state securities laws, and that the proposed Transfer would not cause or require (A) the Company to be an investment company as defined in the Investment Company Act of 1940, as amended or (B) the registration of the Company’s securities under federal securities laws;

(iii) The transferee shall establish to the satisfaction of the Manager that the proposed Transfer would not adversely affect the classification of the Company as a partnership for U.S. federal or any applicable state or local income tax purposes, cause the Company to fail to qualify for any applicable regulatory safe harbor from treatment as a publicly traded partnership treated as a corporation under Section 7704 of the Internal Revenue Code or cause a termination of the Company within the meaning of Internal Revenue Code Section 708(b)(1)(B) (unless, in the case of any such termination, the Manager otherwise consents to such termination);

(iv) The transferee shall not be any entity which, in the determination of the Manager, is a competitor of the Company; and

(v) The transferee shall not be any customer, distributor or supplier of the Company, if the Manager should reasonably determine that such Transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

The Manager may require reasonable evidence as to satisfaction of such conditions, including, without limitation, a favorable opinion, in form and substance satisfactory to the Manager, of legal counsel reasonably satisfactory to the Manager.

(c) Any Transfer that the Manager reasonably determines may have a consequence described in Section 8.2(b) shall not be permitted, and any purported Transfer as to which the conditions set forth in Article 8 are not satisfied shall be void ab initio.

(d) Provided that the Manager has reasonably determined that the proposed Transfer will not have a consequence described in Section 8.2(b), any Permitted Transferee who is not admitted as a Member shall be treated as an Assignee hereunder. Permitted Transferees of Membership Interests who are not admitted as Members (“Assignees”) shall be entitled to distributions and allocations made with respect to the Membership Interests Transferred, and an appropriate portion of the Capital Account of the transferor, but shall have no other rights under this Agreement except as specifically set forth herein.

Section 8.3 Right of First Refusal.

(a) If a Member holding a Membership Interest (a “Transferring Member”) proposes to Transfer all or any portion of such Membership Interest other than pursuant to a Transfer permitted under Section 8.1(b), the Transferring Member shall promptly give written notice (the “Transfer Notice”) of such proposed Transfer to the Company and to the Members other than such Transferring Member (such Members, the “Non-Transferring Members”). The Transfer Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Membership Interests of the Company to be Transferred (the “Transfer

Interests”), the nature of such Transfer, the cash consideration to be paid per Transfer Interest (which shall be the sole form of consideration) (the “Transfer Purchase Price Per Interest”), the name and address of each prospective purchaser or transferee (each, a “Proposed Transferee”), and the number of Transfer Interests to be Transferred to each Proposed Transferee. The Transferring Member shall enclose with the Transfer Notice a copy of a written offer, letter of intent or other written document signed by the Proposed Transferee(s) setting forth the proposed terms and conditions of the Transfer.

(b) For a period of fifteen (15) days following the date (the “Transfer Notice Date”) on which the Transfer Notice is given by the Transferring Member to the Company and each Non-Transferring Member (the “Acceptance Period”), each Non-Transferring Member shall have the right to purchase up to its pro rata share of the Transfer Interests on the same terms and conditions as set forth in the Transfer Notice. If a Non-Transferring Member desires to exercise its right to purchase all or any portion of its pro rata share of the Transfer Interests, it shall give written notice (the “Purchase Notice”) to the Transferring Member, with a copy to the Company, no later than the expiration of the Acceptance Period. Each Non-Transferring Member’s pro rata share of the Transfer Interests shall be equal to a fraction, the numerator of which is the number of Membership Interests owned by such Non-Transferring Member on the Transfer Notice Date and the denominator of which is the total number of outstanding Membership Interests owned by all of the Non-Transferring Members on the Transfer Notice Date.

(c) Each Non-Transferring Member may, in such Non-Transferring Member’s Purchase Notice, offer to purchase more than such Non-Transferring Member’s pro rata share of the Transfer Interests (any such Non-Transferring Member, an “Oversubscribing Member”) at the Transfer Purchase Price Per Interest. If less than all of the Non-Transferring Members elect to purchase their pro rata share of the Transfer Interests (the “Unsubscribed Interests”), the right to purchase the Unsubscribed Interests shall be allocated pro rata among the Oversubscribing Members up to the number of Transfer Interests specified in such Oversubscribing Member’s

Purchase Notice or on such other basis as such Oversubscribing Members may agree.

(d) If the Non-Transferring Members elect to purchase all or any portion of the Transfer Interests, the Transferring Member shall, promptly following the expiration of the Acceptance Period, give written notice (the “Closing Notice”) to the Company and each Non-Transferring Member that has elected to purchase Transfer Interests (such Non-Transferring Members, the “ROFR Purchasers”). The Closing Notice shall set forth (i) a date of closing, which date shall not be earlier than five (5) days and not later than fifteen (15) days following the date on which the Closing Notice is given, (ii) the number of Transfer Interests to be purchased by each ROFR Purchaser, and (iii) the total purchase price payable by each ROFR Purchaser (which, with respect to a Person, shall be equal to product of the number of Transfer Interests that such Person has elected to purchase (including any Unsubscribed Interests) and the Transfer Purchase Price Per Interest). At the closing, each ROFR Purchaser shall purchase the Transfer Interests (including any Unsubscribed Interests) that such ROFR Purchaser has elected to purchase by wire transfer of immediately available funds to an account designated by the Transferring Member against delivery of satisfactory evidence from such ROFR Purchaser in accordance with the provisions of this Agreement; provided, however, no ROFR Purchaser shall have any liability to purchase or pay for more than the number of Transfer Interests it has elected to purchase pursuant to these provisions. The ROFR Purchasers may request waivers of any liens on, and evidence of good title to, the Transfer Interests.

(e) The rights of first refusal of any Member under this Section 8.3 may be assigned by a Member to an assignee that (i) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Member that is a corporation, partnership or limited liability company, (ii) is a Member’s family member or trust for the benefit of an individual Member or such Member’s family member, or (iii) is an Affiliate of such Member.

Section 8.4 Right of Co-Sale.

(a) If the Non-Transferring Members do not purchase all of the Transfer Interests pursuant to Section 8.3, the Transferring Member, within five (5) days after the expiration of the Member Acceptance Period, shall deliver to each Non-Transferring Member, with a copy to the Company, a written notice (the “Co-Sale Notice”) that each such Non-Transferring Member shall have the right (the “Co-Sale Right”), in accordance with the terms and conditions set forth in this Agreement, to participate with the Transferring Member in the Transfer of the Transfer Interests not purchased by the Non-Transferring Members pursuant to the provisions of Section 8.3 hereof (the “Available Interests”) for an amount of consideration in respect of each such Non-Transferring Member’s Membership Interests equal to the Transfer Purchase Price Per Interest (the “Co-Sale Purchase Price”) on the terms and conditions set forth in the Transfer Notice described above and in accordance with this Section 8.4. The Co-Sale Notice shall set forth the date of closing of the proposed sale of the Available Interests by the Transferring Member to the Proposed Transferee, which date shall not be earlier than five (5) days and not later than fifteen (15) days following the date on which the Co-Sale Notice is given. To the extent one or more of the Non-Transferring Members exercise their Co-Sale Right, the number of Available Interests that the Transferring Member may sell to the Proposed Transferee shall be correspondingly reduced.

(b) If a Non-Transferring Member desires to exercise its Co-Sale Right, such Non-Transferring Member shall give written notice (the “Inclusion Notice”) to the Transferring Member, with a copy to the Company, within five (5) days after the Co-Sale Notice is given (the “Co-Sale Election Period”). The Inclusion Notice shall indicate the number of Membership Interests such Non-Transferring Member wishes to sell under its Co-Sale Right up to the number of Available Interests. The maximum number of Membership Interests that each Non-Transferring Member may sell under its Co-Sale Right shall be equal to the product obtained by multiplying (i) the aggregate number of Available Interests covered by the Co-Sale Notice by (ii) a fraction, the numerator of which is the number of outstanding Membership Interests owned by such Non-Transferring Member on the Transfer Notice Date and the denominator of which is the total number of outstanding Membership Interests owned by the Transferring Member and all Non-Transferring Members on the Transfer Notice Date (such Membership Interests with respect to each Non-Transferring Member, the “Co-Sale Right Interest”). Any Non-Transferring Member that is covered by an Inclusion Notice delivered by a Non-Transferring Member to the Transferring Member, with a copy to the Company, within the Co-Sale Election Period is referred to hereinafter as a “Co-Sale Participant.”

(c) At the closing of the sale of Available Interests by the Transferring Member to the Proposed Transferee, each Co-Sale Participant shall deliver to the Proposed Transferee satisfactory evidence from the Company and such Co-Sale Participant in accordance with the provisions of this Agreement of the number of Co-Sale Right Interests which such Co-Sale Participant has elected to sell. Upon receipt of such evidence, and concurrently with the purchase of Available Interests from the Transferring Member, the Proposed Transferee shall remit to each Co-Sale Participant, by wire transfer of immediately available funds (or other means acceptable to such Co-Sale Participant), the Co-Sale Purchase Price with respect to the Co-Sale Right Interests. Each Member shall be entitled to the same form of consideration, payment terms and security in connection with any transaction effected in accordance with this Section 8.4. To the extent that any Proposed Transferee refuses to purchase Co-Sale Right Interests from a Co-Sale Participant, the Transferring Member shall not sell to such Proposed Transferee any Available Interests unless and until, simultaneously with such sale, such Transferring Member purchases the Co-Sale Right Interests from the Co-Sale Participant in accordance with this Section 8.4.

(d) In the event that no Non-Transferring Member exercises its Co-Sale Right, then the Transferring Member may Transfer all of the Available Interests to the Proposed Transferee on the terms and conditions set forth in the Transfer Notice. Any proposed Transfer that is not completed within forty-five (45) days of the expiration of the Member Acceptance Period or that would be on terms and conditions more favorable to the Proposed Transferee than those described in the Transfer Notice shall again be subject to the rights of first refusal and co-sale described herein and shall again require compliance by a Transferring Member with the procedures described herein in connection therewith.

(e) Neither the Transfer of Available Interests by the Transferring Member nor the Transfer of Co-Sale Right Interests by a Non-Transferring Member shall be effective unless, contemporaneously with such Transfer, the Proposed Transferee executes a counterpart to this Agreement, thereby agreeing to be bound all the terms and conditions of this Agreement.

(f) The covenants set forth in Section 8.3 and this Section 8.4 shall terminate and be of no further force or effect (i) immediately before the consummation of an initial public offering or (ii) upon a Sale of the Company.

Section 8.5 Assignability of Interests; Substitute Members.

Unless and until admitted as a Substitute Member, an Assignee shall not be entitled to exercise any rights or powers of, or to receive any of the benefits of, the assigning Member other than, to the extent assigned, the share of Adjusted Taxable Profit and Adjusted Taxable Loss and the rights to receive distributions to which the assigning Member was entitled. An Assignee shall have no liability as a Member solely as a result of such assignment. An Assignee may become a Substitute Member only upon the terms and conditions set forth in this Article 8. The admission of an Assignee as a Substitute Member shall additionally in each case be conditioned upon (a) the Assignee’s written assumption, in form and substance satisfactory to the Manager, of all of the obligations, restrictions and liabilities of the assigning Member with respect to the assigned Membership Interest under this Agreement and (b) the Assignee’s execution of an instrument reasonably satisfactory to the Manager whereby such Assignee becomes a party to this Agreement as a Substitute Member. In no event shall any Member Transfer such Member’s rights or obligations in an unvested Membership Interest, if any, whether voluntarily or by operation of law, and any such purported disposition shall be void ab initio.

Section 8.6 Distributions as Between Assignor and Assignee.

If a Membership Interest shall be validly Transferred, then the assignor and Assignee shall each be entitled to distributions as follows: unless the assignor and Assignee shall agree otherwise and so provide in the instrument of assignment, distributions shall be made to the Person owning the Membership Interest at the date of distribution. For the purpose of making computations based on distributions, any distribution to an Assignee who, at the time of the computation, (i) has not been admitted as a Substitute Member shall be deemed to have been made to the Transferring Member, and (ii) has been admitted as a Substitute Member shall be deemed to have been made to the Assignee.

Section 8.7 Deemed Agreement.

Any Person who acquires in any manner whatsoever any Membership Interest or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Membership Interest or other interest in the Company of such Person was subject to or by which such predecessor was bound.

Section 8.8 Transfer of Capital Accounts.

As determined by the Manager, the Capital Account established for each Substitute Member shall initially be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substitute Member succeeds, at the time such Substitute Member is admitted as a Member of the Company. The Capital Account of any Member whose Membership Interest shall be increased by means of a transfer to it of all or part of the Membership Interest of another Member shall also be appropriately adjusted to reflect such transfer, as determined by the Manager. Any reference in this Agreement to a Capital Contribution of, or distribution to, a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the Membership Interest of such former Member transferred to such Member. All of the foregoing shall be subject to the right of the Manager to determine the appropriate amount of allocations, distributions and Capital Contribution for each Member.

ARTICLE 9.

WITHDRAWAL AND RESIGNATION OF MEMBERS;

PURCHASE RIGHTS AMONG MAJOR MEMBERS

Section 9.1 Withdrawal and Resignation.

No Member may withdraw or resign from the Company except (i) pursuant to a purchase of its and all of its Affiliates’ Membership Interests in accordance with the terms of this Article 9 or (ii) with the written consent of the Major Members.

Section 9.2 Definition of Trigger Event.

A Member shall have caused a “Trigger Event” for purposes of this Agreement in the event that such Member is in breach of this Agreement if any such breach continues for more than fifteen days following receipt by the breaching Member from the other Member of notice of breach and demand for cure; provided, however, that if the cure is commenced in good faith within the fifteen day period but cannot reasonably be completed within that period, an extension thereof of reasonable duration, not to exceed thirty days, shall be provided to permit cure.

Section 9.3 Company’s Purchase Right in the Event of a Trigger Event by a Member other than a Major Member

(a) The Company shall have the right, but not the obligation, to purchase from any Member (other than any Major Member) which has caused a Trigger Event, as determined by the Manager in its sole discretion, all of such Member’s Membership Interests (the “Redeemed Membership Interests”), such right to be effected at the fair market value of such Membership Interests on the date of repurchase, as reasonably determined by the Manager.

(b) The Company, at its choice, may satisfy its payment obligation to the Member with respect to its purchase of the Redeemed Membership Interests by any of the following methods, or any combination of such methods: (i) by check, (ii) by wire transfer of immediately available funds, (iii) in the event the Member is indebted to the Company, by canceling all or any portion of such indebtedness or (iv) by delivering to the Member a promissory note with a principal balance equal to the aggregate redemption price applicable to such Redeemed Membership Interests, which note shall be payable over a ten (10) year period and shall bear interest at a rate equal to the last published long-term applicable federal rate or such minimum higher rate as may be required to avoid imputation of interest under the Internal Revenue Code of 1986, as amended.

Section 9.4 Major Members’ Purchase Right in the Event of a Trigger Event.

If a Major Member (the “Non-Breaching Member”) believes that the other Major Member (the “Breaching Member”) has caused a Trigger Event, the Non-Breaching Member may provide a notice to the Breaching Member with respect to such Trigger Event (the “Trigger Notice”). The Trigger Notice shall specify the claimed nature of the Trigger Event and shall state whether the Non-Breaching Member will elect to purchase all of the Membership Interests of the Breaching Member in accordance with the buy-out procedure set forth in Section 9.6 below. If the Trigger Notice does not contain an election to purchase all of the Membership Interests of the Breaching Member, the Breaching Member shall have thirty days after the date of its receipt of the Trigger Notice to send a written response to the Non-Breaching Member electing to purchase all of the Membership Interests of the Non-Breaching Member in accordance with the buy-out procedure set forth in Section 9.6 below. If neither the Non-Breaching Member nor the Breaching Member makes an election to purchase all of the Membership Interests of the other Major Member pursuant to this Section 9.4, the Company shall dissolve in accordance with the terms of this Agreement.

Section 9.5 Purchase Right in the Event of a Material Disagreement.

In the event there is a material disagreement between the Major Members relating to any matter requiring consent of both of the Major Members, and such material disagreement is not resolved by the dispute resolution process set forth in Section 9.7, each Major Member shall have the right to elect to purchase all of the Membership Interests of the other Major Member in accordance with the buy-out procedure set forth in Section 9.6 below. If each of the Major Members elects to purchase all of the Membership Interests of the other Major Member, the Major Members shall agree on random, unbiased means (which may include a coin toss) of determining who shall be the Electing Member for purposes of Section 9.6.

Section 9.6 Purchase Price and Process.

(a) The purchase price for Membership Interests of a Major Member purchased pursuant to Section 9.4 or Section 9.5 (the “Buyout Purchase Price”) shall be equal to the amount that would be distributed to the selling Major Member if the assets and business of the Company were sold at fair market value and the Company were dissolved immediately prior to sale. Fair market value of the Company’s assets and business shall be determined by mutual agreement of the Major Members (including pursuant to the engagement of such nationally to regionally recognized independent third-party valuation firm as the Major Members may mutually agree upon), with such agreement to take place within thirty days after the date (the “Election Date”) on which a Major Member (the “Non-Electing Member”) has received an election to acquire all of its Membership Interests from the other Major Member (the “Electing Member”). If the Major Members are able to agree with respect to fair market value within thirty days after the Election Date, the purchase and sale of the applicable Membership Interests shall take place on the date that is sixty days after the Election Date, or the next Business Day if such date is not a Business Day.

(b) In the event that the Members cannot agree on the fair market value of the Company’s assets and business within thirty days after the Election Date, the Electing Member shall have the right to serve notice to the Non-Electing Member (the “Value Notice”) setting forth the Electing Member’s determination as to the fair market value of the Company’s assets and business and each Major Member’s respective share thereof, providing a Buyout Purchase Price for each Major Member’s Membership Interests. If the Non-Electing Member does not receive the Value Notice within sixty days after the Election Date, the Company shall dissolve in accordance with the terms of this Agreement.

(c) If the Non-Electing Member receives the Value Notice within thirty days after the Election Date, the Non-Electing Member shall have the right either (i) to sell all of its Membership Interests at the Buyout Purchase Price for such Membership Interests contained in the Value Notice or (ii) to purchase all of the Electing Member’s Membership Interests for the applicable Buyout Purchase Price for such Membership Interests contained in the Value Notice. To exercise this purchase right, the Non-Electing Member must send a written notice to the Electing Member within fifteen days after the Non-Electing Member’s receipt of the Value Notice. If the Non-Electing Member exercises its purchase right within the required time period, the purchase and sale of the applicable Membership Interests shall take place on the date that is forty-five days after the Non-Electing Member’s receipt of the Value Notice, or the next Business Day if such date is not a Business Day. If the Non-Electing Member does not exercise its purchase right within the required time period, the Electing Member shall purchase all of the Membership Interests of the Non-Electing Member on the date that is thirty days after the Non-Electing Member’s receipt of the Value Notice, or the next Business Day if such date is not a Business Day.

(d) Any purchase of Membership Interests pursuant to Sections 9.4 through Section 9.6 shall be evidenced by such assignments, instruments of conveyance, bills of sale or other transfer documents as either of the Major Members may reasonably request. The aggregate Buyout Purchase Price shall be paid on the date specified for such purchase in this Section 9.6 by delivery of a promissory note in the amount of such aggregate Buyout Purchase Price. The promissory note shall be secured by a security interest in all Membership Interests held by the purchasing Major Member, with such security interest to be granted pursuant to documents reasonably satisfactory to the selling Major Member. The principal amount of such promissory note shall bear interest, payable annually, at the lowest rate per annum then required by the Code in order to avoid the imputation of interest and shall be payable in not more than three equal annual installments. Each note shall provide as follows: that the maker shall have the right to prepay the principal or any portion thereof at any time or times without premium or penalty; that upon default for thirty days in any payment of principal or interest, or in the event of bankruptcy or insolvency of the maker, or if the maker shall make any assignment for the benefit of creditors, the entire balance of principal and interest then remaining unpaid on the note shall become due and payable forthwith at the option of the holder of the note; and that presentment, protest and notice of protest shall be waived.

(e) Notwithstanding any other provision of this Article 9, any purchaser of Membership Interests under Section 9.4 through this Section 9.6 shall, as a condition to such purchase, (i) assume all of the liabilities, obligations and/or guarantees of the selling Major Member which relate to the business of the Company, (ii) indemnify the selling Major Member for the liabilities, obligations and guarantees so assumed and (iii) obtain the release of all guarantees, letters of credit and documents granting security interests in the Membership Interests which the selling Major Member shall have provided in connection with the Company or its business. Such assumption, indemnification and release shall be evidenced by instruments and other documents reasonably satisfactory, in form and substance, to the selling Major Member.

(f) Upon the effectiveness of a purchase pursuant to this Article 9, (i) the selling Member shall be deemed to have withdrawn and resigned from the Company and shall cease to be a Member of the Company, (ii) the selling Member’s Capital Account shall be re-allocated to the purchasing Member (or in the case of a purchase by the Company pursuant to Section 9.3, to the remaining Members) and (iii) any Manager appointed solely by the selling Member shall be deemed to have resigned as Manager as of such date.

(g) If the purchase of Membership Interests under this Article 9 is not completed by reason of the failure of any Member to comply with the terms of this Article 9, then (i) the Company or the complying Major Member, as applicable, shall be entitled to specific performance of the purchase and (ii) in the case of a purchase by a Major Member pursuant to Section 9.4 through this Section 9.6, if the selling Major Member is the non-complying Member, upon compliance by the purchasing Major Member with the terms of this Article 9, including the payment of the aggregate Buyout Purchase Price in accordance with this Section 9.6, the purchasing Major Member shall be entitled to treat itself for all purposes as, and thereafter shall be, the owner of the Membership Interests which were to be purchased under such Sections.

Section 9.7 Dispute Resolution between Members.

The Major Members will attempt in good faith to resolve any controversy or claim between them and arising out of or relating to this Agreement promptly by negotiations between senior executives of such Major Members. Should the dispute not be resolved through the aforementioned process, the Major Members agree first to try in good faith to settle the dispute (other than disputes with respect to the fair market value of the Company’s assets and business under Article 9) by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. If the matter has not been resolved within ninety days of submission to non-binding mediation, either Major Member may initiate buy/sell procedures to the extent permitted by Section 9.5.

ARTICLE 10.

DURATION OF THE COMPANY

Section 10.1 Duration.

The Company shall continue until it is dissolved, and its affairs wound up, which shall occur on the earlier of the happening of any of the following events:

(a) The receipt of both approval of the Manager and Member Approval with respect to such dissolution and winding up.

(b) The death, incapacitation, retirement, resignation, expulsion, or bankruptcy of all of the Members or the occurrence of any event which terminates the continued membership of all of the Members in the Company.

(c) The entry of a decree of judicial dissolution under Section 18-802 of the LLC Act.

ARTICLE 11.

LIQUIDATION OF THE COMPANY

Section 11.1 General.

(a) Upon the dissolution of the Company, the Company shall be liquidated in an orderly manner in accordance with this Article 11 and the LLC Act. The liquidation shall be conducted and supervised by the Manager or, if there are no Managers and no remaining Members, by the personal representative (or its nominee or designee) of the last remaining Member (the Manager or such other Person, as applicable, being referred to in this Article 11 as the “Liquidating Agent”). The Liquidating Agent shall have all of the rights, powers, and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company that the Members have with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation of the Company and the transfer of any assets of the Company. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and such authority and power to execute documents and, in connection therewith, to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute Company assets to the Members subject to liens.

(b) The Liquidating Agent shall liquidate the Company as promptly as shall be practicable after dissolution. Without limitation of the rights, powers, and authority of the Liquidating Agent as provided in this Article 11, the Liquidating Agent may, in its discretion, either distribute in kind or sell securities and other non-cash assets. Any securities or other non-cash assets which the Liquidating Agent may sell shall be sold at such prices and on such terms as the Liquidating Agent may, in its good faith judgment, deem appropriate.

Section 11.2 Final Allocations and Distributions.

Upon dissolution of the Company, the Company’s liabilities to its creditors shall be paid, or provision for such payment as determined by the Liquidating Agent shall be made, prior to any other distributions to the Members. After paying such liabilities and providing for such reserves and after giving effect to all contributions, distributions and allocations for all periods, the Liquidating Agent shall cause the remaining net assets of the Company (and the remainder, if any, of the reserves established in accordance with the foregoing) to be distributed to and among the Members in accordance with Section 6.3(c).

ARTICLE 12.

POWER OF ATTORNEY

Section 12.1 General.

(a) Each Member irrevocably constitutes and appoints each Manager and the Liquidating Agent the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file any of the following:

(i) the Certificate of Formation and all other certificates and other instruments deemed advisable by the Manager to carry out the provisions of this Agreement and applicable law or to permit the Company to become or to continue as a limited liability company;

(ii) this Agreement and all instruments that the Manager deems appropriate to reflect a change or amendment to or modification of this Agreement made in accordance with this Agreement;

(iii) all conveyances and other instruments or papers deemed advisable by the Manager or the Liquidating Agent to effect the dissolution and termination of the Company;

(iv) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company;

(v) all other certificates, instruments or papers that may be required or permitted by law to be filed on behalf of the Company and any amendment or modification of any certificate or other instrument referred to in this Section 12.1(a); and

(vi) any agreement, document, certificate or other instrument that any Member is required to execute and deliver hereunder or pursuant to applicable law that such Member has failed to execute and deliver within ten (10) days after written request from the Manager.

(b) The foregoing power of attorney is (i) coupled with an interest, (ii) irrevocable and durable, (iii) shall not be terminated or otherwise affected by any act or deed of any Member (or by any other Person) or by operation of law, whether by the legal incapacity of a Member or by the occurrence of any other event or events, and (iv) shall survive the assignment by a Member of the whole or any part of such Member’s Membership Interest, except that, where the assignee of the whole of such Member’s Membership Interest is to be admitted as a Member, the power of attorney of the transferor shall survive such transfer for the sole purpose of enabling the applicable attorney-in-fact to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such admission.

(c) Each Member agrees to execute, upon five (5) days’ prior written notice from the Manager or any Liquidating Agent, as applicable, a confirmatory or special power of attorney containing the substantive provisions of this Article 12, which shall be in form satisfactory to the Persons or Person providing such notice.

ARTICLE 13.

DUTIES, EXCULPATION AND INDEMNIFICATION

Section 13.1 Duties of Manager, Tax Matters Person and Liquidating Agent.

Each Manager, Tax Matters Person and Liquidating Agent shall exercise in good faith such Person’s judgment in carrying out such Person’s functions and, otherwise, shall owe no duties (including fiduciary duties) to the Company or any Member in such capacity. The Members hereby agree that this Section 13.1 and the other provisions of this Agreement, to the extent that they restrict or eliminate duties of any Manager, Tax Matters Person or Liquidating Agent otherwise existing at law or in equity, modify such duties to such extent.

Section 13.2 Exculpation; Liability of Covered Persons.

(a) To the fullest extent permitted by law, none of the Manager, Tax Matters Persons, Liquidating Agents, or any other Persons who were, at the time of the act or omission in question, a Manager, Tax Matters Person or Liquidating Agent (each, a “Covered Person”) shall have any liability to the Company or to any Member for any loss suffered by the Company that arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in, or not opposed to, the best interests of the Company and such course of conduct did not constitute gross negligence, fraud, or willful misconduct of such Covered Person.

(b) No Covered Person shall have any personal liability for the repayment of the positive balance in the Capital Account of a Member. To the greatest extent permitted by applicable law, no Covered Person shall be liable to any Member by reason of any United States federal or other income tax laws or the interpretations thereof as they apply to the Company and such Member, or any changes thereto.

(c) The Members hereby agree that this Section 13.2 and the other provisions of this Agreement, to the extent that they restrict or eliminate liabilities of the Covered Persons otherwise existing at law or in equity, modify such liabilities to such extent.

Section 13.3 Indemnification of Covered Persons.

(a) To the maximum extent permitted by applicable law and subject to the other provisions of this Section 13.3, the Company shall indemnify and hold harmless Covered Persons, from and against any claim, loss, expense, liability, action or damage (including, without limitation, any action by a Member or assignee thereof against a Covered Person) due to, arising from or incurred by reason of any action, inaction or decision performed, taken, not taken or made by Covered Persons or any of them in connection with the activities and operations of the Company, or any subsidiary of the Company, as the case may be, provided (i) such action, inaction or decision is within the scope of the authority of such Covered Persons as provided herein, (ii) such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company or any subsidiary of the Company, as the case may be, and (iii) with respect to any criminal proceeding, such Covered Person had no reasonable cause to believe the conduct of such Covered Person was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, by itself, create a presumption that the Covered Person did not act in good faith and in a manner which the Covered Person reasonably believed to be in, or not opposed to, the best interest of the Company or any subsidiary of the Company, as the case may be, or that the Covered Person had reasonable cause to believe that such Covered Person’s conduct was unlawful (unless there shall have been a final adjudication in the proceeding that the Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company or any subsidiary of the Company, as the case may be, or that the Covered Person did have reasonable cause to believe that such Covered Person’s conduct was unlawful). Any Covered Person may consult with independent counsel selected by the Covered Person (which may be counsel for the Company or any Affiliate) and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by such Covered Person hereunder in good faith and in accordance with the opinion of such counsel. Any indemnification under this Section 13.3 shall include reasonable attorneys’ fees incurred by Covered Persons in connection with the defense of any such action including, to the extent permitted by law, all such liabilities under United States federal and state securities acts. The reasonable expenses incurred by Covered Persons in connection with the defense of any such action shall be paid or reimbursed as incurred, upon receipt by the Company of an undertaking by such Covered Person to repay such expenses if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder, which undertaking may be accepted without reference to the financial ability of such Covered Person to make repayment. Such indemnification shall only be made to the extent that such Persons are not otherwise reimbursed from insurance or other means. Such indemnification shall only be paid from the assets of the Company, and no Member shall have any personal liability on account thereof.

(b) Notwithstanding the provisions of Section 13.3(a), a Covered Person shall not be entitled to be indemnified or held harmless from and against any claim, loss, expense, liability, action or damage due to or arising from the Covered Person’s gross negligence, fraud or willful misconduct.

(c) The provisions of this Section 13.3 shall be in addition to and not in limitation of any other rights of indemnification and reimbursement or limitations of liability to which a Covered Person may be entitled under the charter documents of any subsidiary of the Company or otherwise. The provisions of this Section 13.3 shall apply whether or not at the time of reimbursement the Covered Person entitled to reimbursement is then a Covered Person. Notwithstanding any repeal of this Section 13.3 or other amendment hereof, its provisions shall be binding upon the Company (subject only to the exceptions above set forth) as to any claim, loss, expense, liability, action or damage due to or arising out of matters which occur during or are referable to the period prior to any such repeal or amendment of this Section 13.3.

Section 13.4 Interested Transactions.

The Company may transact business and enter into and amend contracts, agreements and arrangements with one or more Covered Persons, or with any corporation, partnership, organization or other concern of or in which any one or more Covered Persons are directors, officers, stockholders, partners, members, trustees or otherwise interested. In the absence of fraud, (i) no such transaction, contract or arrangement shall be invalidated or in any way affected by the fact that such Covered Persons have or may have interests that are or might be adverse to the interest of the Company, even though the vote, consent or other action of such Covered Persons may have been necessary to obligate the Company under such transaction, contract or arrangement, and (ii) in the additional absence of any express agreement to the contrary, no such Covered Person shall be liable to the Company, any Member, any creditor of the Company or any other Person for any loss incurred by reason of any such transaction, contract or arrangement, nor shall such Covered Person be accountable for any gains or profits realized thereon.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

Section 14.1 Books and Accounts; Confidentiality.

(a) Complete and accurate books and accounts shall be kept and maintained for -24- the Company in accordance with generally accepted accounting principles, using such method of accounting as shall be determined by the Manager, and shall include separate accounts for each Member. Each Member, at such Member’s own expense, shall at reasonable times and upon reasonable prior written notice to the Company have access to such copy of the Agreement and of the Certificate of Formation and such books of account, but only to the extent such books of account reasonably relate to such Member’s Membership Interest and not the Membership Interest of any other Member, provided that each Major Member shall have full and prompt access at all times to the Agreement, the Certificate of Formation and to such books of account. The Members hereby acknowledge that, pursuant to the LLC Act, the rights of a Member to obtain information from the Company shall be limited to only those rights provided for in this Section 14.1(a) and that any other rights provided under the LLC Act shall not be available to the Members or applicable to the Company.

(b) Within a period of time after the end of each Fiscal Year of the Company as determined by the Manager, the Company shall provide to each Member a Form K-1 for such Member with respect to such Fiscal Year.

(c) All funds received by the Company shall be deposited in the name of the Company in such account or accounts, all securities owned by the Company may be deposited with such custodians, and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company, as may be determined from time to time by the Manager.

(d) Each Member agrees to maintain the confidentiality of the Company’s records and affairs, including the terms of this Agreement, agrees not to provide to any other Person (including any employee of the Company) copies of any financial statements, tax returns, or other records provided or made available to such Member, and agrees not to disclose to any other Person (including any employee of the Company) any information contained therein without the approval of the Manager; provided, that any Member may make disclosures and may provide financial statements, tax returns, and other records: (i) to such Member’s accountants and legal counsel as long as such Member instructs such accountants and legal counsel to maintain the confidentiality thereof and not to disclose to any other Person (including any employee of the Company) any information contained therein, (ii) if, and to the extent, required by law, including judicial or administrative order (provided, that, to the extent feasible, the Company is given prior notice to enable it to seek a protective order or similar relief), and (iii) in order to enforce rights under this Agreement.

(e) Notwithstanding the foregoing, nothing in this Agreement prohibits, or is intended in any manner to prohibit, a report of a possible violation of United States federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of United States federal law or regulation. No Person subject to the restrictions set forth in this Article 14 shall require the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and no such Person is required to notify the Company that it has made such reports or disclosures. Additionally, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. Section 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

Section 14.2 Survival of Rights and Remedies.

No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

Section 14.3 Notices.

All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed as follows: if intended for the Company or the Manager in his or her capacity as such, to the Company’s principal place of business determined pursuant to Section 2.3, and if intended for any Member to the address of such Member set forth on Schedule A or at such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if mailed, on the earlier of (A) three (3) days after the date on which deposited in the mails, and (B) the date on which received, or (iii) if sent by overnight courier, on the date on which received; provided, that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 14.3 shall not prohibit the giving of written notice in any other manner, including email; any written notice given in any other manner shall be deemed given only when actually received.

Section 14.4 Waivers; Amendments.

The operation or effect of any provision of this Agreement may only be waived, and this Agreement may only be amended, in accordance with this Section 14.4. The operation or effect of any provision of this Agreement may be waived, and this Agreement may be amended, upon receipt of approval of Members holding a majority of the Percentage Interests; provided, that (A) this Agreement may be amended by approval of the Manager, to the extent required to conform to actions properly taken by the Company, the Manager, or any of the Members in accordance with this Agreement, including, without limitation, that are in accordance with Section 7.1(c) and amendments to Schedule A to reflect changes made pursuant to the terms of this Agreement, (B) except as otherwise set forth herein, no waiver or amendment pursuant to this Section 14.4 shall, without a Member’s consent, (I) create personal liability for such Member or (II) require capital from such Member, (C) any provision of this Agreement may be waived by the waiving party on such party’s own behalf, without the consent of any other party, (D) amendments or waivers of Section 4.5 shall require Member Approval; and (E) Section 8.3 and Section 8.4 may be waived by Non-Transferring Members holding a majority of the Percentage Interests held by all Non-Transferring Members.

Section 14.5 Applicable Law; Jurisdiction; Damages.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to principles of conflicts of law.

(b) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) A Member or former Member who initiates an action or suit in violation of this Agreement shall be liable to the Company and its Manager and any Members who are defendant parties for all damages and expenses which such defendant parties incur as a result, including, without limitation, reasonable fees and expenses of legal counsel and expert witnesses and court costs.

Section 14.6 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) All references herein to Articles, Sections, or Schedules shall be deemed to refer to Articles and Sections of and Schedules to this Agreement, unless specified to the contrary.

(e) The word “including”, and words of similar import, when used in this Agreement shall mean “including, but not limited to”.

(f) With respect to provisions of this Agreement in which any Manager or any other Person is permitted or required to make a decision in such Manager or any such Person’s “discretion” or “sole discretion” or under a grant of similar authority, such Manager or any such Person shall be entitled to consider only such interests and factors as such Manager or any such Person desires, including such Manager or any such Person’s own interests in addition to the interests of the Company.

Section 14.7 Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the parties hereto; provided, that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 14.8 Severability.

In the event that any provision contained in this Agreement should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, or should otherwise be deemed invalid, illegal or unenforceable in any respect, then any court is expressly empowered to reform such provision, and such provision shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other extent permitted by applicable law. Each provision of this Agreement is a severable and distinct provisions. The invalidity or unenforceability of any such provision as written shall not invalidate or render unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.9 Entire Agreement.

This Agreement sets forth the entire understanding among the parties relating to the subject matter hereof and supersedes any and all prior contracts or agreements with respect to such subject matter, whether oral or written. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce any party to enter into this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amended & Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

COLUMBIA CARE LLC

By:	/s/ Michael Abbott
Name:	Michael Abbott
Title:	Manager

ACPRR, LLC

By:	/s/ Leslie Jose Zigel
Name:	Leslie Jose Zigel
Title:	Attorney-in-Fact

Signature Page to

Amended & Restated Limited Liability Company Agreement

of La Yerba Buena LLC

SCHEDULE A

Ownership of Percentage Interests

As of September 13, 2021

Name and Address of Member	Percentage Interest	Initial Capital Contribution
Columbia Care LLC 680 5th Ave., 24th Floor New York, NY 10019	60.00%	$600.00
ACPRR, LLC c/o SMGQ Law Attn: Leslie Jose Zigel, Esq. 2901 Florida Avenue, Suite 840 Miami, Florida 33133	40.00%	$400.000

Total of all Members:	100.00%	$1,000.00

A-1

Schedule B

Amended & Restated

Limited Liability Company Agreement

of La Yerba Buena LLC

Capital Accounts; Allocations of Adjusted Taxable Profit and Adjusted Taxable Loss

1. Defined Terms. For purposes of this Schedule B and this Agreement, the following capitalized terms have the respective meanings ascribed to them:

“Adjusted Capital Account Balance” shall mean with respect to any Member, such Member’s Capital Account balance maintained in accordance with this Agreement, as of the end of the relevant Fiscal Year or other allocation period, after giving effect to the following adjustments:

(a) increase such Capital Account by any amounts that such Member is obligated to restore pursuant to any provision of this Agreement, is treated as obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) decrease such Capital Account by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4) through (d)(6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Taxable Profit” and “Adjusted Taxable Loss” mean, as to any transaction or Fiscal Year or other allocation period, the taxable income or loss of the Company for United States federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, with the following adjustments:

(a) Any tax-exempt income or gain of the Company that is not otherwise taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss shall be deemed to increase the amount of such taxable income or decrease the amount of such loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Internal Revenue Code (or treated as such) and not otherwise taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss shall decrease the amount of such taxable income or increase the amount of such loss; and

(c) In the event the Gross Asset Value of any Company asset is adjusted, (i) the amount of such adjustment (including an adjustment resulting from a distribution of such asset but excluding an adjustment resulting from a contribution of such asset) shall be taken into account in the same manner as gain or loss from the disposition of such asset for purposes of computing Adjusted Taxable Profit or Adjusted Taxable Loss, (ii) gain or loss resulting from any disposition of such asset with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Gross Asset Value of such asset, and (iii) in lieu of the cost recovery or similar deductions taken into account with respect to any asset with a Gross Asset Value which differs from its adjusted basis under the Internal Revenue Code, such deductions shall be an amount equal to the Depreciation with respect to such asset.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2), (d), and (g).

“Depreciation” means, for each Fiscal Year of the Company or other period, an amount equal to the depreciation, depletion, amortization or other cost recovery deduction allowable under the Internal Revenue Code with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that if the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for

United States federal income tax purposes, except as follows:

(a) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager in accordance with the Internal Revenue Code, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company, including, without limitation, in connection with the withdrawal of a Member; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of becoming a Member; (iv) in connection with the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest); and (v) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) through (iv) of this sentence shall not be made if the Manager determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(b) the Gross Asset Value of any Company asset (other than cash) distributed in kind to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Manager in accordance with the Internal Revenue Code;

(c) the initial Gross Asset Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value at the time of its contribution, as determined by the Manager in accordance with the Internal Revenue Code; and

(d) the Gross Asset Value of Company assets shall otherwise be determined or adjusted, in the discretion of the Manager, as required or permitted for purposes of maintaining Capital Accounts under the Internal Revenue Code.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (c) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Adjusted Taxable Profit or Adjusted Taxable Loss and as otherwise required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any regulations, including temporary regulations, promulgated thereunder, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i).

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Internal Revenue Code, as amended by the Bipartisan Budget Act of 2015, together with any Treasury Regulations and guidance issued thereunder or successor provisions, and any similar provision of state or local tax laws, including any Treasury Regulations, guidance or provisions issued or enacted after the date hereof.

“Treasury Regulations” means the United States income tax regulations, including temporary regulations, promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

2. Capital Accounts. A capital account shall be maintained for each Member (a “Capital Account”) that shall be:

(a) increased by (i) any capital contributions made to the Company by such Member pursuant to this Agreement and (ii) any amounts in the nature of income or gain allocated to the Capital Account of such Member pursuant to this Schedule B based on such Member’s ownership of an interest in the Company;

(b) decreased by (i) the cash and fair market value of other property distributed to the Member and (ii) any amounts in the nature of loss or expense allocated to the Capital Account of such Member pursuant to this Schedule B based on such Member’s ownership of an interest in the Company; and

(c) otherwise adjusted in accordance with this Agreement and for such other matters as the Manager, may reasonably determine appropriate, in all events in accordance with applicable provisions of the Internal Revenue Code.

3. General Allocations.

(a) General Application. The rules set forth below in this Section 3 of this Schedule B shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss or expense of the Company comprising Adjusted Taxable Profit or Adjusted Taxable Loss for each Fiscal Year or other period, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect these general and special allocations. For each Fiscal Year or other period, any required special allocations in Section 4 of this Schedule B shall be made immediately prior to the general allocations of Section 3(b) of this Schedule B.

(b) General Allocations. The items of income, gain, loss, and expense comprising Adjusted Taxable Profit or Adjusted Taxable Loss for a Fiscal Year or other period shall be allocated among the Members during such Fiscal Year or other period in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year or other period to equal:

(i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year or other period, (A) all Company assets, including cash, were sold for cash equal to their Gross Asset Values, as determined by the Manager, taking into account any adjustments thereto for such Fiscal Year or other period, (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value, as determined by the Manager, of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full in accordance with Section 11.2, minus

(ii) the sum of (A) the amount, if any, which such Member is obligated (or deemed obligated) to restore to such Member’s Capital Account, (B) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 3(b)(i) of this Schedule B.

(c) The Manager may modify the allocations otherwise provided for in this Section 3 of this Schedule B or offset prior allocations provided for in Section 4 of this Schedule B, including by specially allocating items of gross income, gain, deduction, loss or expense among the Members, so that such modifications or offsets will cause the Capital Accounts of the Members to reflect more closely the Members’ relative economic interests in the Company as set forth in this Agreement.

(d) Except as required by the LLC Act or this Agreement, no Member shall be obligated to the Company, to any other Member, or to any third party to restore or repay any deficit in its Capital Account.

4. Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year or other period in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Schedule B, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Treasury Regulation Section 1.704-2.

(b) Qualified Income Offset. Subject to Section 4(a) of this Schedule B, but notwithstanding any provision of this Schedule B to the contrary, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Treasury Regulation Section 1.752-2) for such Member Nonrecourse Debt.

(d) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be allocated among the Members in accordance with the partners’ interests in the partnership within the meaning of Treasury Regulations Sections 1.704-2(b)(1) and 1.704-1(b)(3).

(e) Loss Limitation. Adjusted Taxable Losses allocated to a Member pursuant to this Schedule B shall not exceed the maximum amount of Adjusted Taxable Losses that can be allocated to such Member without causing such Member to have a negative Adjusted Capital Account Balance at the end of any Fiscal Year or other allocation period in which any other Member does not have a negative Adjusted Capital Account Balance.

(f) The allocations set forth in Section 4(a) through Section 4(e) of this Schedule B are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in such Treasury Regulations.

(g) If during any Fiscal Year of the Company there is a change in any Member’s interest in the Company, allocations of income or loss for such Fiscal Year shall take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Internal Revenue Code.

5. Tax Allocations.

(a) Section 704(b) Allocations. Subject to Section 5(b) and Section 5(c) of this Schedule B, each item of income, gain, loss, or deduction for United States federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Adjusted Taxable Profit or Adjusted Taxable Loss or is specially allocated pursuant to Section 4 of this Schedule B (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 3 or Section 4 of this Schedule B.

(b) Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis, then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which will comply with Sections 704(b) and 704(c) of the Internal Revenue Code. Such allocations also shall be made by the Company to any former Member to the extent applicable, as determined by the Manager. The allocation to a Member of items of taxable income, gain, loss, and deduction of the Company also shall be adjusted to reflect any election under Section 754 of the Internal Revenue Code.

(c) Capital Accounts. The tax allocations made pursuant to this Section 5 of this Schedule B shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

6. Tax Matters Person; Tax Audits.

(a) The Manager will designate one Manager that is a Member to be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Internal Revenue Code, as in effect prior to the effective date of the Partnership Tax Audit Rules (or any similar provision of state or local tax law), to the extent such role as “tax matters partner” remains relevant with respect to state or local taxes. The Manager will designate one Manager (which may or may not be a Member) to be the “partnership representative” of the Company within the meaning of Section 6223 of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law). The designated “tax matters partner” or “partnership representative,” as applicable, is referred to herein as the “Tax Matters Person.” Each Member hereby consents to such designations and agrees that, upon the request of the Tax Matters Person, such Member shall execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b) The Tax Matters Person shall have the right and obligation to take all actions authorized or required, respectively, by applicable law for a “tax matters partner” or “partnership representative,” as applicable, but subject to the restrictions and limitations set forth in this Agreement. Without limiting the generality of the foregoing, the Tax Matters Person shall have the sole discretion to determine all matters, and shall be authorized to take any actions necessary, with respect to any audit, examination or investigation of the Company by any taxing authority (including any judicial or administrative proceeding related thereto), and whether to cause the Company to make any available election under the Partnership Tax Audit Rules with respect to any audit or other examination of the Company relating to taxes.

(c) Each Member shall promptly upon request furnish to the Tax Matters Person any information that the Tax Matters Person may reasonably request in connection with (i) the preparation or filing of any tax returns of the Company, (ii) any tax election of the Company (and the Company’s and Member’s compliance with any such election), or (iii) any audit, examination or investigation of the Company by any taxing authority (including any judicial or administrative proceeding related thereto). No Member shall, without the consent of the Tax Matters Person, (A) file a request for administrative adjustment of Company items, (B) file a petition with respect to any Company item or other tax matters involving the Company, or (C) enter into a settlement agreement with any taxing authority with respect to any Company items.

(d) Without limiting the foregoing, at the request of the Tax Matters Person in connection with an adjustment of any item of income, gain, loss, deduction or credit of the Company or any partnership in which the Company invests, directly or indirectly, each Member shall promptly file one or more amended returns in the manner contemplated by Section 6225(c) of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law) and pay any tax due with respect to such returns. If the Tax Matters Person causes the Company to make an election pursuant to Section 6226 of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law) with respect to an “imputed underpayment,” each Member shall comply with the applicable requirements under Code and applicable Treasury Regulations (or any similar provision of state or local tax law). At the request of the Tax Matters Person, each Member shall provide the Tax Matters Person and the Company with any information available to such Member and with such representations, certificates or forms relating to such Member (or its direct or indirect owners or account holders) and any other documentation, in each case, that the Tax Matters Person determines, in its sole discretion, are necessary to make an election under Section 6221(b)(1) of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law), to modify an “imputed underpayment” under Section 6225(c) of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law), or to take any other actions or make any elections allowed to be taken or made under the Partnership Tax Audit Rules. Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms or documentation so provided may be disclosed to any applicable taxing authority.

(e) In the event that the Company is responsible for the payment of any “imputed underpayment” in respect of an administrative adjustment pursuant to Section 6225(a) of the Internal Revenue Code (or any successor provision or similar provision of state or local tax law), the Tax Matters Person shall determine the treatment of, including the relative obligations of the Members with respect to any amounts paid by the Company to any taxing authority with respect to, such “imputed underpayment,” and each Member hereby agrees to satisfy in full such obligations as so determined.

(f) The Tax Matters Person shall have the right to retain professional assistance in respect of any audit of the Company (including any judicial or administrative proceeding related thereto), and all out-of-pocket expenses and fees incurred by the Tax Matters Person on behalf of the Company as Tax Matters Person shall be reimbursed by the Company.

(g) The provisions of, and each Member’s obligations to comply with, the requirements of Section 6 of this Schedule B shall survive the Member’s ceasing to be a Member of the Company and the winding up, liquidation and dissolution of the Company, and any reference to “Member” in Section 6 of this Schedule B refers to a “current or former Member.”

7. Tax Elections and Other Tax Decisions. Subject to the provisions of this Schedule B, the Manager shall have the authority to make any tax elections and other tax decisions with respect to the Company, to approve any returns regarding any foreign, federal, state or local tax obligations of the Company, and to make all determinations regarding the allocations contemplated by Schedule B.

8. Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Schedule B and hereby agree to be bound by the provisions of this Schedule B and this Agreement in reporting their shares of the Company’s income and loss for income tax purposes.

*****

Schedule C

Schedule C to Amended & Restated

Limited Liability Company Agreement

of La Yerba Buena LLC

Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

ACPRR: ACPRR, LLC, a Florida limited liability company.

Adjusted Capital Account Balance: the meaning set forth in Section 1 of Schedule B.

Adjusted Taxable Profit and Adjusted Taxable Loss: the meaning set forth in Section 1 of Schedule B.

Affiliate: with respect to any Person, any Person that controls, is controlled by or is under common control with such Person.

Agreement: this Amended & Restated Limited Liability Company Agreement, as amended, modified, supplemented, or restated from time to time.

Book Item: the meaning set forth in Section 5(a) of Schedule B.

Capital Account: the meaning set forth in Section 2 of Schedule B.

Capital Contribution: as to each Member, the aggregate amount of cash and the fair market value (as determined by the Manager) of property other than cash contributed to the Company by such Member.

Certificate of Formation: the meaning set forth in the recitals of this Agreement.

Company: the meaning set forth in the first paragraph of this Agreement.

Company Minimum Gain: the meaning set forth in Section 1 of Schedule B.

Columbia Care: Columbia Care LLC, a Delaware limited liability company.

Covered Person: the meaning set forth in Section 13.2(a).

Depreciation: the meaning set forth in Section 1 of Schedule B.

Distributable Cash: as of any particular time and as determined by the Manager, all cash, revenues, and funds received by the Company from any source whatsoever less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders (which may include Members); (ii) all cash expenditures incurred incident to the normal operation of the Company’s business as determined by the Manager; and (iii) such reserves deemed appropriate, as determined by the Manager, for the proper operation of the Company’s business after taking into account the foregoing items.

Effective Date: the meaning set forth in the first paragraph of this Agreement.

Fiscal Year: the meaning set forth in Section 2.5.

Gross Asset Value: the meaning set forth in Section 1 of Schedule B.

Guaranteed Payments: the meaning set forth in Section 6.3(b).

Internal Revenue Code: the meaning set forth in Section 1 of Schedule B.

Liquidating Agent: the meaning set forth in Section 11.1(a).

Major Member: means each of (i) Columbia Care and (ii) ACPRR, in each case for so long as such Member holds a Membership Interest in the Company.

Manager: each Person who may be designated or elected from time to time by the Members in accordance with Section 4.2 to serve as a Manager hereunder, in each case, as long as such person shall serve, and in such person’s capacity, as a Manager hereunder.

Member: any Person named as a member of the Company on Schedule A hereto as of the date hereof and any Person admitted as an additional Member or as a Substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company. For all purposes, the Members shall be treated as a single class.

Member Approval: written approval by each of the Major Members.

Member Nonrecourse Debt: the meaning set forth in Section 1 of Schedule B.

Member Nonrecourse Debt Minimum Gain: the meaning set forth in Section 1 of Schedule B.

Membership Interest: a Member’s share of the Adjusted Taxable Profit and Adjusted Taxable Loss of the Company and a Member’s right to receive distributions of the Company’s assets, reflected with respect to such Member by such Member’s Percentage Interest and in each case subject to the terms and conditions of this Agreement, such meaning being the same as the meaning given for “limited liability company interest” in the LLC Act.

Member Tax Amount: the meaning set forth in Section 6.4.

Nonrecourse Deductions: the meaning set forth in Section 1 of Schedule B.

Nonrecourse Liability: the meaning set forth in Section 1 of Schedule B.

Partnership Tax Audit Rules: the meaning set forth in Section 1 of Schedule B.

Percentage Interest: for each Member, the Percentage Interest set forth on Schedule A hereto as of the date hereof and as modified from time to time pursuant to the provisions of this Agreement.

Pérez: means Armando Christian Pérez.

Person: shall include any corporation, association, joint venture, partnership, limited partnership, limited liability company, business trust, institution, foundation, pool, plan, government or political subdivision thereof, government agency, trust or other entity or organization or a natural person.

Representative: means, with respect to a Person, such Person’s officers, directors, employees, members, managers, equity holders, agents, consultants, advisors and representatives.

Restricted Business: means the development, manufacture, offer for sale, sale or distribution of industrial hemp derived products containing cannabidiol (CBD) and other hemp-based minor cannabinoids.

Sale of the Company: means one of the following transactions: (1) the sale of all or substantially all of the assets or the Membership Interests of the Company; (2) a merger, consolidation or reorganization involving the Company in which the Members of the Company immediately before such merger, consolidation or reorganization do not own immediately after such merger, consolidation or reorganization equity interests of the surviving corporation or entity representing at least fifty percent in voting power of equity interests of such surviving corporation or entity outstanding immediately after such merger, consolidation or reorganization; or (3) any approval by the Members of the Company of a plan of complete liquidation of the Company.

Securities Act: the United States Securities Act of 1933, as amended.

Substitute Member: an Assignee of all or any portion of the Membership Interest of a Member, which Assignee is admitted as a Member of the Company pursuant to Article 8.

Tax Distributions: the meaning set forth in Section 6.3(d).

Tax Liability: with respect to any Member and any Fiscal Year of the Company, an amount, as determined by the Manager, equal to the product of the Tax Rate for such Member multiplied by the amount of taxable income of the Company allocated to such Member for United States federal income tax purposes in the Company’s tax return filed or to be filed with respect to such Fiscal Year, reduced by the cumulative net loss previously allocated to such Member (including income and losses allocated to a predecessor of such Member). For purposes of this definition, with respect to any Member, “cumulative net loss” means the excess, if any, of cumulative allocations of loss over cumulative allocations of taxable income to the Member since the Company’s inception (including losses and taxable income allocated to a predecessor of such Member).

Tax Rate: with respect to any Fiscal Year of the Company, a rate determined by the Manager, which shall be the combined United States federal, state and local income tax rate then applicable to an individual United States citizen permanently residing in Delaware, as determined by the Manager. In exercising their discretion, the Manager may, but is not required to, take into account such factors as they choose in their sole discretion, including a Member’s individual tax circumstances, the localities in which a Member resides, the different tax rates that may be in effect for different types of income, and any applicable United States federal deduction for state income taxes.

Tax Matters Person: the meaning set forth in Section 6(a) of Schedule B.

Treasury Regulations: the meaning set forth in Section 1 of Schedule B.

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